Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Genpact Global Holdings SICAR S.a.r.l.:

We consent to the use of our report dated May 10, 2007, except as to Notes 1 and 20 which are as of July 13, 2007 included  herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated May 10, 2007, except as to Notes 1 and 20 which are as of July 13, 2007 contains an explanatory paragraph that states that prior to December 30, 2004, the business of Genpact Global Holding Holdings SICAR S.a.r.l. (the “Company”) was conducted through various entities and divisions that were wholly owned by General Electric Company (GE) and that on December 30, 2004, in the 2004 Reorganization, GE transferred such operations to the Company and sold a 60% interest in the Company resulting in a change of control of the business. The acquisition was accounted for under the purchase method under Statement of Financial Accounting Standards No. 141, Business Combinations.  Consequently, the financial statements for the periods after the acquisition are presented on a new  basis of accounting and are not directly comparable to the financial statements for the period prior to the acquisition.

KPMG

Gurgaon, India

July 13, 2007